Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements (No. 333-188970) on Form S-1 and (No. 333-193720) on Form S-3 of our report dated October 26, 2012 relating to the consolidated statement of loss and comprehensive loss, stockholders’ equity and cash flows of Celator Pharmaceuticals, Inc. (a development stage enterprise) for the period from November 18, 1999 (date of incorporation) to December 31, 2011 appearing in this Annual Report on Form 10-K of Celator Pharmaceuticals, Inc. for the year ending December 31, 2013.

/s/ Deloitte LLP

Vancouver, Canada
March 24, 2014